Exhibit 107
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-264845
Calculation of Filing Fee Tables

424(b)(5)(1)
(Form Type)

Recursion Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount registered	Proposed maximum offering price per Unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee(2)
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share	457(r)	35,384,614(3)	$6.50	$229,999,991.00	0.00014760	$33,948.00
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
			Total Offering Amounts			$229,999,991.00		$33,948.00
			Total Fees Previously Paid					0
			Total Fee Offsets					0
			Net Fee Due					$33,948.00

(1)The prospectus supplement to which this exhibit is attached is the final prospectus supplement for the related offering.
(2)     The registration fee of $33,948.00 is calculated in accordance with Rules 456(b) and 457(r) of the Securities Act. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-264845) filed on May 10, 2022.
(3)    Includes 4,615,384 shares of Class A Common Stock that the underwriters have an option to purchase.